EXPLANATORY NOTE

An amended offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission on August 22, 2023. This exhibits only amendment, filed pursuant to Rule 252(f)(1)(iii) under the Securities Act of 1933, as amended, adds Exhibits 6.6, which was listed in Part III of the offering statement filed on August 22, 2023, but was unable to be uploaded to the SEC website due to file size limitations. It, along with Exhibits 6.4 and 6.5, are being uploaded in three separate exhibits only amendments.

These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. The offering statement shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering statement by sending you a notice within two business days after the completion of our sale to you that contains the URL where the offering statement which was filed may be obtained.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference and filed herewith (denoted by *) or previously filed with the offering statement this same day, in each case as indicated below.

1.1	Dalmore Agreement**
2.1	Certificate of Formation of Tirios Propco Series LLC**
2.2	Limited Liability Company Agreement of Tirios Propco Series LLC**
2.3	Tirios Propco Series LLC – 274 Gabbro Series Designation**
2.4	Tirios Propco Series LLC – 283 Gabbro Series Designation**
2.5	Tirios Propco Series LLC – 313 Mica Series Designation**
4.1	Form of Subscription Agreement**
6.1	Real Estate Purchase Agreement dated March 8, 2023 for Tirios Propco Series LLC – 274 Gabbro Property**
6.2	Real Estate Purchase Agreement dated March 8, 2023 for Tirios Propco Series LLC – 283 Gabbro Property**
6.3	Real Estate Purchase Agreement dated March 8, 2023 for Tirios Propco Series LLC – 313 Mica Property**
6.4	Loan Documents for Tirios Propco Series LLC – 274 Gabbro Property**
6.5	Loan Documents for Tirios Propco Series LLC – 283 Gabbro Property**
6.6	Loan Documents for Tirios Propco Series LLC – 313 Mica Property
6.7	North Capital Private Securities Corporation – Tentative Agreement**
6.8	Agreement with VStock Transfer, LLC Agreement**
11	Auditor’s Consent**
12	Opinion of Dodson Robinette PLLC**
* To be filed by exhibit only amendment ** Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Texas, on August 24, 2023.

Tirios Propco Series LLC
a Delaware limited liability company

By	Tirios Corporation, a Delaware corporation
Its:	Manager

By:	/s/ Sachin Latawa
Name:	Sachin Latawa
Title:	Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By	Tirios Corporation, a Delaware corporation
Its:	Manager, (principal executive officer, principal financial officer, principal accounting officer)

By:	/s/ Sachin Latawa
Name:	Sachin Latawa
Title:	Chief Executive Officer, of Tirios Corporation

Date: August 24, 2023